Exhibit 10.35

GLOBALSANTAFE

PENSION EQUALIZATION PLAN

ARTICLE I

PURPOSE

The GlobalSantaFe Pension Equalization Plan (the “Plan”) constitutes an amendment and restatement in its entirety of the GlobalSantaFe Benefit Equalization Retirement Plan, formerly known as the Global Marine Benefit Equalization Retirement Plan (the “Prior Plan”), and merger with the Equity Restoration Plan of GlobalSantaFe Corporation, formerly known as the Equity Restoration Plan of Santa Fe International Corporation (the “Legacy Santa Fe Plan”). Effective as of July 1, 2002, this Plan supercedes the Prior Plan and the Legacy Santa Fe Plan, and the rights of all Participants who are active participants in the Plan on or after the Effective Date shall be governed by the terms of this Plan. Except to the extent otherwise expressly provided in the Plan or as required to reflect the fact that the benefits of Prior Plan participants and Legacy Santa Fe Plan Participants accrued under the Prior Plan or the Legacy Santa Fe Plan are continued under this Plan, the provisions of this Plan shall apply only to a Participant who terminates employment with the Company and its Affiliates on or after July 1, 2002.

1.1 Purpose of the Plan: The purpose of this Plan is generally to provide the amount of the benefit that would otherwise be paid under the Pension Plans, as in effect on the applicable date, but which cannot be paid under these plans on account of (a) the limitations of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the annual compensation that may be taken into account in computing benefits under the Pension Plans to $200,000 (or such other dollar amount as may be prescribed by the Secretary of the Treasury or his or her delegate), and (b) Section 415 of the Code, which limits the benefits and contributions under qualified plans.

1.2 ERISA Status: Program A of the Plan, detailed in Article III below, is intended to qualify for the exemptions provided under Title I of the Employee Retirement Income Security Act of 1924, as amended from time to time (“ERISA”), for plans that are not qualified under Code Section 401(a) and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees. Program B of the Plan, set forth in Article IV below, is intended to qualify for the exemptions provided under Title I of ERISA for plans that are excess benefit plans as defined in Section 3(36) of ERISA.

ARTICLE II

DEFINITIONS

Except as otherwise indicated, for purposes of the Plan, the terms listed below shall be defined as follows:

Affiliate: The term “Affiliate” shall have the identical meaning of that term as set out in the Pension Plan.

Basic Earnings: The term “Basic Earnings” shall have the identical meaning of that term as set forth in the Pension Plans, only without regard to the limitations imposed by Section 401(a)(17) of the Code. Salary continuation payments made pursuant to a severance plan, program, agreement or policy maintained by the Company, or any Affiliate by which the Participant was employed, shall be included in a Participant’s “Basic Earnings,” provided that salary continuation payments are so included under the Pension Plans. Lump-sum severance payments, however, shall not be included in a Participant’s “Basic Earnings,” unless the Participant is covered by an enforceable severance agreement that augments the Participant’s pension benefit by adding years of service. In the event that a Participant is covered by such an agreement, any lump-sum severance payment based on a multiple or percentage of salary shall be included and shall be deemed to accrue over the shorter of (a) the period of time that amounts would normally have been paid had the Participant’s salary at the time of termination continued until the severance payments were exhausted or (b) the number of years of service imputed by the Participant’s severance agreement.

Benefits Executive Committee: The committee established by the Board to administer the Plan.

Board: The Board of Directors of the Company.

Bonus: The term “Bonus” shall have the identical meaning of that term as set out in the Pension Plans, only without regard to the limitations imposed by Section 401(a)(17) of the Code. Bonus continuation payments made pursuant to a severance plan, program, agreement or policy maintained by the Company, or any Affiliate by which the Participant was employed, shall be included in a Participant’s “Bonus,” provided that bonus continuation payments are so included under the Pension Plans. Lump-sum severance payments, however, shall not be included in a Participant’s “Bonus,” unless the Participant is covered by an enforceable severance agreement that augments the Participant’s pension benefit by adding years of service. In the event that a Participant is covered by such an agreement, any lump-sum severance payment based on a multiple or percentage of deemed bonus shall be included and shall be deemed paid as follows: (a) any payment based on a multiple of deemed bonus shall be divided by the multiplier and each fraction thereof shall constitute a single annual “Bonus,” which shall be deemed paid on the customary annual bonus date (as determined by the Benefits Executive Committee) over the number of years represented by the multiplier and (b) any payment that is 100%

or less than the deemed bonus shall be deemed to be paid on the customary bonus date next following the date of the Participant’s termination of employment.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Company: GlobalSantaFe Corporate Services Inc.

Effective Date: July 1, 2002.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

Legacy Santa Fe Plan: The Equity Restoration Plan of GlobalSantaFe Corporation, as in effect on June 30, 2002.

Lump-Sum Equivalent: With respect to any benefit hereunder, a lump-sum payment equal in value at date of determination to such benefit when determined actuarially, based upon the mortality table and interest rate used in the Pension Plan.

Participant: An employee of the Company or its Affiliate who qualifies for participation in the Plan under Sections 3.2 and/or 4.2 of the Plan.

Plan: The GlobalSantaFe Pension Equalization Plan, effective July 1, 2002, and as thereafter may be amended from time to time.

Plan Administrator: The committee described in Section 7.1 of the Plan.

Prior Plan: The GlobalSantaFe Benefit Equalization Retirement Plan, as in effect on June 30, 2002.

Pension Plan: Either (a) the GlobalSantaFe Retirement Plan for Employees, as amended and restated effective July 1, 2002, and as thereafter may be amended from time to time (and any successor thereto) or (b) the Pension Plan for the Employees of the GlobalSantaFe Corporation, as amended and restated effective July 1, 2002, and as thereafter may be amended from time to time (and any successor thereto), whichever is applicable. The term “Pension Plans” shall refer to both aforementioned plans or their successors by merger or otherwise.

ARTICLE III

PROGRAM A: RESTORATION OF BENEFITS REDUCED BY SECTION 401(A)(17)

3.1 Purpose: Section 401(a)(17) of the Code limits the amount of compensation that may be taken into account under a qualified plan for any year to $200,000 (or such other dollar amount as may be prescribed by the Secretary of the Treasury or his or her delegate). The purpose of Program A is to restore to Participants any benefits that would have been available to them under the Pension Plans had the limitations of Section 401(a)(17) of the Code not been imposed.

3.2 Participation: In order to participate in Program A of this Plan, an individual must (a) have experienced a reduction in the benefits he would have received from his Pension Plan as a result of the Code Section 401(a)(17) limitations on the amount of annual compensation that may be included in the calculation of benefits and (b) be a member of a select group of management or highly compensated employees (as those terms are set forth in Section 201(2) of ERISA) who are identified by the Plan Administrator.

3.3 Amount of Benefit:

(a) The benefit payable under Program A will be equal to (i) less (ii) below:

(i)	the monthly benefit for the Participant calculated under the Pension Plans using the Participant’s Basic Earnings and Bonus without regard to the limitations of Section 401(a)(17) of the Code, as amended, or any successor sections of the Code; less

(ii)	the monthly benefit calculated and payable under the Pension Plans.

(b) For purposes of subsections (a)(i) and (ii), each Pension Plan benefit shall be converted into a single life annuity commencing on the later of the Participant’s normal retirement date under the Pension Plan or the date benefits are paid under this Plan.

(c) The amount in subsection (a) will be subject to limits described in Article V.

(d) Benefits under this Article III will be paid only to supplement benefits actually payable from the Pension Plans.

ARTICLE IV

PROGRAM B: RESTORATION OF BENEFITS REDUCED BY SECTION 415

4.1 Purpose: Section 415 of the Code limits the benefits and contributions under qualified plans. The purpose of Program B is to restore to Participants any benefits that would have been available to them under the Pension Plans had the limitations of Section 415 of the Code not been imposed.

4.2 Participation: In order to participate in Program B of this Plan, an individual must (a) have experienced a reduction in the benefits he would have received from a Pension Plan as a result of the Code Section 415 limitations and (b) be selected for participation by the Plan Administrator.

4.3 Amount of Benefit:

(a) The benefit payable under Program B will be equal to (i) less (ii) below:

(i)	the monthly benefit for the Participant calculated under the Pension Plans using the Participant’s Basic Earnings and Bonus without regard to the limitations of Section 415 of the Code, as amended, or any successor sections of the Code; less

(ii)	the monthly benefit calculated and payable under the Pension Plans.

(b) For purposes of subsections (a)(i) and (ii), each Pension Plan benefit shall be converted into a single life annuity commencing on the later of the Participant’s normal retirement date under the Pension Plan or the date benefits are paid under this Plan.

(c) The amount in subsection (a) will be subject to limits described in Article V.

(d) Benefits under this Article IV will be paid only to supplement benefits actually payable from the Pension Plans.

ARTICLE V

MAXIMUM BENEFIT

5.1 In the event that a Participant is eligible for both Program A and Program B, the aggregate benefit shall not exceed an amount equal to (a) less (b) below:

(a) the monthly benefit for the Participant calculated under the Pension Plans using the Participant’s Basic Earnings and Bonus without regard to the limitations of Sections 401(a)(17) and 415 of the Code, as amended, or any successor sections of the Code; less

(b) the monthly benefit calculated and payable under the Pension Plans.

For purposes of subsections (a) and (b), each Pension Plan benefit shall be converted into a single life annuity commencing on the later of the Participant’s normal retirement date under the Pension Plan or the date benefits are paid under this Plan.

ARTICLE VI

VESTING AND BENEFIT PAYMENT

6.1 Form and Timing of Payment: The monthly benefit determined to be payable under this Plan shall be converted to a Lump-Sum Equivalent benefit. The lump-sum amount so determined shall be payable to the Participant, spouse or beneficiary at the time of the Participant’s termination from the Company and its Affiliates.

Notwithstanding the foregoing, in the event that a Participant who is not on the payroll of the Company or its Affiliates as of December 31, 2002, is entitled to an additional benefit attributable to an imputed age and/or additional years of service conferred by an enforceable severance agreement (“Enhanced Benefit”), the portion of the Enhanced Benefit computed by applying the imputed age and additional years of service to the Participant’s Basic Earnings and Bonus, as limited by Code Section 401(a)(17), shall be paid in the same form as the Participant’s Pension Plan benefit unless the Company has approved payment in accordance with any other optional form described in the Pension Plan. For purposes of the preceding sentence, the remaining portion of the Enhanced Benefit computed by applying the imputed age and additional years of service to the Participant’s Basic Earnings and Bonus without the Code Section 401(a)(17) limit shall be paid in the form of a lump sum.

6.2 Vesting: A Participant shall become vested in the benefit payable under this Plan at the same time that he becomes vested under the Pension Plans.

6.3 Effect of an Agreement: Benefits under the Plan may be increased, decreased or otherwise modified by any legally binding contractual agreement between a Participant and the Company or GlobalSantaFe Corporation. In addition, benefits payable under the Prior Plan and Legacy Santa Fe Plan may be increased, decreased or otherwise modified as described in the preceding sentence, provided that the benefits were payable to a Participant who terminated employment with the Company and its Affiliates between November 20, 2001 and July 1, 2002 and, at the time of the Participant’s termination of employment, the Participant was covered by an enforceable severance agreement that augmented the Participant’s pension benefit by adding years of service.

6.4 SERP Offset Calculation: The monthly benefit payable under this Plan shall offset the benefit, if any, payable under the GlobalSantaFe Supplemental Executive Retirement Plan (the “SERP”). Pursuant to subsection (d) of the SERP’s definition of “Normal Retirement Benefit,” the benefit payable under this Plan shall, for purposes of the offset, be converted into a single life annuity commencing on the later of the Participant’s normal retirement date under the Pension Plan or the date benefits are paid under this Plan.

ARTICLE VII

MISCELLANEOUS

7.1 Administration and Interpretation: The Plan shall be administered by the Benefits Executive Committee. The determination of the Benefits Executive Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons. Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the claimant is entitled to them.

7.2 Expenses: The expenses of administering the Plan shall be borne by the Company.

7.3 Indemnification and Exculpation: The members of the Benefits Executive Committee, its agents, and officers, directors and employees of the Company and its Affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

7.4 Amendment: The Plan may be amended, in whole or in part, by action of the Board, in its sole discretion, or, to the extent permissible under the GlobalSantaFe Benefits Executive Committee Charter and Mandates, by action of the Benefits Executive Committee. Benefits under the Plan may be increased, decreased or otherwise modified by any legally binding contractual agreement between a Participant and the Company or GlobalSantaFe Corporation.

7.5 Termination: The Board may, at its sole discretion, terminate, suspend or amend the Plan at any time or from time to time, in whole or in part.

7.6 Not an Employment Agreement: Nothing contained in this Plan is intended to nor shall it confer upon any Participant the right to be retained in the service of the Company and its Affiliates, nor shall the existence of this Plan interfere with the right of the Company and its Affiliates to terminate, lay off, discharge or otherwise deal with any Participant.

7.7 Funding: All payments under this Plan shall be made from the general assets of the Participant’s employer during the period the Participant accrued benefits under this Plan. In the event that a Participant changed employers during the period of benefit accrual under this Plan, each employer shall fund the Participants’ payment under this Plan to the extent that the payment reflects benefits accrued during the Participant’s tenure with such employer. Each Participant remains a general, unsecured creditor of the employer responsible for funding the Participant’s payments under this Plan with respect to benefits accrued or paid under this Plan.

7.8 Severability: In the event any provision of the Plan shall be held illegal or invalid for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

7.9 Assignment of Benefits: A Participant may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge or encumber any benefits to which he is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Participant.

7.10 Tax Withholding: Such sum may be withheld from the lump-sum payment payable under the Plan for any federal, state or local taxes required by law to be withheld with respect to such payment, as the Company may reasonably estimate is necessary to cover any taxes that may be assessed with regard to such payment.

7.11 Use and Form of Words: Words used herein in the masculine gender shall be construed as also used in the feminine gender where they would so apply, and vice versa. Words used in the singular form shall be construed as also used in the plural form where they would so apply, and vice versa.

7.12 Effect on Other Plans: Amounts accrued or paid under this Plan shall not be considered compensation for the purposes of the Company’s other employee benefit plans. All amounts paid under this Plan will be a reduction of benefits calculated and payable under the GlobalSantaFe Supplemental Executive Retirement Plan.

7.13 Guarantee: By executing this Plan, GlobalSantaFe Corporation agrees to guarantee the payment of all benefits payable hereunder.

7.14 Applicable Law: This Plan shall be governed and construed in accordance with the laws of the State of Texas.

7.15 Scope: This Plan is intended only to remedy Pension Plan benefit reductions caused by the operation of Sections 415 and/or 401(a)(17) of the Code and not reductions for any other reason.

7.16 Plan Termination: No further benefits may be earned by a Participant under this Plan after the termination of the Pension Plans, provided that the merger of the Pension Plan for the Employees of the GlobalSantaFe Corporation with and into the GlobalSantaFe Retirement Plan for Employees shall not be considered a termination of either Pension Plan.

IN WITNESS WHEREOF, this Plan, as amended and restated, has been executed as of the 2nd day of December, 2003, but effective as of July 1, 2002.

GLOBALSANTAFE CORPORATION

By	/s/ Cheryl D. Richard
Cheryl D. Richard, Senior Vice President,
Human Resources

GLOBALSANTAFE CORPORATE SERVICES INC.

By	/s/ Richard E. McClaine
Richard E. McClaine, Vice President